As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-212780

Registration No. 333-213131

Registration No. 333-215046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-212780

FORM S-3

REGISTRATION STATEMENT NO. 333-213131

FORM S-3

REGISTRATION STATEMENT NO. 333-215046

UNDER

THE SECURITIES ACT OF 1933

Univar Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1251958
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(331) 777-6000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Alexandra S. Colin

Senior Vice President, General Counsel and Corporate Secretary

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(331) 777-6070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian M. Janson

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Univar Solutions Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-212780, filed with the Commission on July 29, 2016, registering 4,500,000 shares of Common Stock;

•	Registration Statement No. 333-213131, filed with the Commission on August 15, 2016, registering 20,943,741 shares of Common Stock; and

•	Registration Statement No. 333-215046, filed with the Commission on December 12, 2016, registering an indeterminate number of shares of Common Stock.

On August 1, 2023, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Merger Agreement”), by and among the Registrant, Windsor Parent, L.P., a Delaware limited partnership (“Parent”) and Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of Common Stock and the securities registered which remain unsold at the termination of the offering, the Registrant removes and withdraws from registration all securities registered pursuant to each of the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on this first day of August, 2023.

UNIVAR SOLUTIONS INC.

By:	/s/ Alexandra S. Colin
Name:	Alexandra S. Colin
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.